Timothy E. Dowdle								EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 25,864 shares in the Company's Salary and Bonus Deferral Plan and 3,724 shares in the
Company's Supplemental Savings & Investment Plan (SSIP). The Reporting Person also directly holds 7,331 shares and 918 shares of unvested Restricted Stock, which may vest over the next three years.

Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on December 6, 1996 under the Issuer's Long Term Stock Incentive Plan to purchase
5,000 shares of the Issuer's Common Stock at $19.00 per share.

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
25,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 36,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 20,000 shares of the Issuer's Common Stock at $11.68 per share.